Exhibit 10.22
NINTH AMENDMENT TO THE
DYNEGY MIDWEST GENERATION, INC. 401(k) SAVINGS PLAN
FOR EMPLOYEES COVERED UNDER A COLLECTIVE BARGAINING
AGREEMENT
WHEREAS, Dynegy Inc., a Delaware corporation (“Dynegy”), maintains the Dynegy Midwest Generation, Inc.
401(k) Savings Plan for Employees Covered Under a Collective Bargaining Agreement (the “Plan”) for the benefit of the eligible employees of certain participating companies; and
WHEREAS, Dynegy desires to amend the Plan to (i) add certain provisions of the Pension Protection Act of 2006 relating to Roth 401(k) contributions, nonspouse beneficiary rollovers and Roth IRA rollovers; and (ii) add certain provisions relating to a class action settlement account.
NOW, THEREFORE, BE IT RESOLVED that the Plan shall be, and hereby is, amended as follows, effective as provided below:
I.
Effective January 1, 2007 and effective January 1, 2008 with respect to the addition of the Roth Account, Section 1.1(l) of the Plan is amended in its entirety to provide as follows:
“(1) Account(s): A Participant’s After-Tax Account, Before-Tax Account, Employer Contribution Account, Rollover Contribution Account, Catch-Up Contribution Account, TRASOP Transfer Account, Class Settlement Account, and/or Roth Account, including the amounts credited thereto.”
II.
Effective January 1, 2007, a new Section 1.1(7B) is added to the Plan to provide as follows:
“(7B) Class Settlement. Account: A separate account established for each person who is an Allocation Participant (as defined below) that is credited by the Trustee with the respective restorative payment awarded to such Allocation Participant pursuant to the Stipulation and Agreement of Settlement approved by the United States District Court for the Southern District of Texas, Houston Division, in the matter of In re Dynegy Inc. Securities Litigation, Civil Action No.
H-02-1571. For purposes of this Section 1.1(7B), the term “Allocation Participant” shall mean each Participant and former Participant and each beneficiary (or alternate payee) of a Participant or former Participant who is within the Settlement Class as defined in the Stipulation and Agreement of Settlement and who shall be deemed to be a Participant or beneficiary (or alternate payee) under the Plan to the extent necessary or appropriate, including, but not limited to, with respect to the unclaimed benefit provisions under Article IX of the Plan. The amounts credited to a Class Settlement Account shall be fully vested. If the Trustee receives settlement proceeds in the form of Company Stock to be allocated to the Class Settlement Account of each Allocation Participant, such Company Stock shall be invested in the Company Stock Fund until the Allocation Participant directs to change such investment pursuant to Section 5.3(c).

If the Trustee receives cash settlement proceeds to be allocated to the Class Settlement Account of each Allocation Participant, during the period prior to such allocation, such settlement proceeds shall be invested in the Vanguard Prime Money Market Fund. Notwithstanding the provisions of Section 5.3(a) of the Plan, cash settlement proceeds in the Class Settlement Account of each Allocation Participant shall be invested in accordance with paragraph (A) or (B) below, as applicable, until the Allocation Participant directs to change such investment pursuant to Section 5.3(c):
(A)   If an Allocation Participant is an Eligible Employee with an existing Account balance in the Plan and is either currently contributing to the Plan or previously contributed to the Plan, such Allocation Participant’s cash settlement proceeds in the Class Settlement Account shall be invested in accordance with such Allocation Participant’s most recent investment direction for contributions to the Plan; or
(B)   If an Allocation Participant is not described in paragraph (A) above, the cash proceeds in the Class Settlement Account of such Allocation Participant shall be invested in the appropriate Investment Fund set forth below as determined on the basis of the age of the Allocation Participant, unless such Allocation Participant is the beneficiary (or alternate payee) of a Participant or former Participant, in which case the attained age of such Participant or former Participant, whether or not deceased, shall be used instead of the age of the Allocation Participant:

Age of Participant or Former
Fund Name	Participant

Vanguard Target Retirement Income Fund	Ages 65 or older

Vanguard Target Retirement 2005 Fund	Ages 60 to 64

Vanguard Target Retirement 2015 Fund	Ages 50 to 59

Vanguard Target Retirement 2025 Fund	Ages 40 to 49

Vanguard Target Retirement 2035 Fund	Ages 30 to 39

Vanguard Target Retirement 2045 Fund	Up to Age 29

III.
Effective January 1, 2008, Section 1.1(17) of the Plan is amended by adding a sentence at the end thereof to provide as follows:
“Notwithstanding the previous sentence, Distributee shall also include a nonspouse beneficiary, but only with regard to the interest of such individual under the Plan.”
IV.
Effective January 1, 2008, Section 1.1(20) of the Plan is amended in its entirety to provide as follows:
“(20)   Eligible Retirement Plan: Any of (A) an individual retirement account described in Section 408(a) of the Code, (B) an individual retirement annuity described in Section 408(b) of the Code, (C) an annuity plan described in Section
403(a) of the Code, (D) a qualified plan described in Section 401(a) of the Code, which under its provisions does, and under applicable law may, accept a Distributee’s Eligible Rollover Distribution, (e) an annuity contract described in Section
403(b) of the Code, (F) an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for the amounts transferred into such plan from the Plan, and (g) a Roth IRA described in Section 408A(b) of the Code. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse or to a spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code.
Notwithstanding the foregoing, in the case of an Eligible Rollover Distribution to a beneficiary who is a designated beneficiary as defined in Section 401(a)(9)(E) of the Code and is not a surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity that is treated as an inherited account under Section 402(c)(l1) of the Code.”
V.
Effective January 1, 2008, Section 1.1 of the Plan is hereby amended by inserting new subsections (43) and (44) and renumbering the subsequent subsections accordingly to provide as follows:
“(43)   Roth Account: An individual account for each Participant that is credited with Roth Contributions, if any, made by the Employer on such Participant’s behalf. Such Account shall also be adjusted to reflect changes in value as provided in Section 4.3.
“(44)   Roth Contributions: Contributions made by a Participant pursuant to Section 3.12.”

VI.
Effective January 1, 2008, Section 3.3 of the Plan is hereby amended by adding a new subsection (e) to provide as follows:
“(e) Notwithstanding the preceding provisions of this Section 3.3, Roth Contributions shall be eligible for Employer Matching Contributions in the same manner and amount as Before-Tax Contributions.”
VII.
Effective January 1, 2008, Section 3.8 of the Plan is hereby amended by adding a new subsection (f) to provide as follows:
“(f) Notwithstanding the preceding provisions of this Section 3.8, on and after January 1, 2008, Roth Contributions shall be distributed under this Section 3.8 prior to Before-Tax Contributions, but in the same manner as would otherwise be applicable to Before-Tax Contributions.”
VIII.
Effective January 1, 2008, Section 3.9 of the Plan is hereby amended by adding a new subsection (d) to provide as follows:
“(d) The Plan shall accept Roth 401 (k) contributions as Rollover Contributions.”
IX.
Effective January 1, 2008, Section 3.10 of the Plan is hereby amended by adding a sentence at the end thereof to provide as follows:
“Any Catch-Up Contribution made as a Roth Contribution under Section 3.12 shall be treated as a Roth Contribution for purposes of allocation, distribution and investment.”
X.
Effective January 1, 2008, a new Section 3.12 is hereby added to the Plan to provide as follows:
“3.12 Roth Contributions. Each Participant may elect to have some or all of his or her Before-Tax Contribution, as a whole percentage of Compensation, and some or all of any Catch-Up Contribution, contributed to the Plan as a Roth Contribution. A Roth Contribution means any Before-Tax Contribution that is (1) designated irrevocably by the Participant at the time of execution of the applicable payroll deduction authorization form supplied by the Employer as a Roth Contribution; (2) treated by the Employer as included in the Participant’s income at the time the Participant would have received the amount in cash if the Participant had not made the election with respect to such Roth Contribution so that the Roth Contribution shall be wages subject to applicable withholding requirements; and (3) maintained by the Plan in a separate, designated Roth Account. Roth Contributions shall be subject to the same dollar limits and nondiscrimination testing requirements as Before-Tax Contributions, and shall be subject to the same Plan provisions as Before-Tax Contributions for purposes of investment and distribution.”

XI.
Effective January 1, 2008, Section 9.3 of the Plan is hereby amended by adding new paragraphs at the end thereof to provide as follows:
“Notwithstanding the preceding paragraph of this Section 9.3, a direct rollover from a Participant’s Roth Account shall only be made to another Roth elective deferral account under an applicable retirement plan describe in Section 402A(e)(1) of the Code or to a Roth individual retirement account described in Section 408A of the Code, and only to the extent the rollover is permitted under Section 402A(c) of the Code.”
XII.
Effective January 1, 2007, Section 10.1(b) of the Plan is hereby amended in its entirety to provide as follows:
“(b) A Participant may withdraw from his Rollover Contribution Account and/or his Class Settlement Account any or all amounts held in either such Account.”
XIII.
Effective January 1, 2007, the second sentence of Section 11.4(b) of the Plan is hereby amended in its entirety to provide as follows:
“Any loan shall be considered to come, first, from the Participant’s After-Tax Account, second, from the Employee
After-Tax Rollover Subaccount of his Rollover Contribution Account, third, from the Employee Rollover Subaccount of his Rollover Contribution Account, fourth, from his Class Settlement Account, and fifth, from the remainder of his Accounts on a pro rata basis.”
IN WITNESS WHEREOF, the undersigned has caused this Ninth Amendment to the Plan to be executed on the date indicated below, to be effective as provided above.

DYNEGY INC.,
a Delaware corporation
By: Title:	/s/ Julius Cox Chairman, Dynegy Inc. Benefit Plans Committee
Date:	December 4, 2007

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